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                                                                    EXHIBIT 5.1



June 18, 2002



Commercial Metals Company
7800 Stemmons Freeway
Dallas, Texas 75247

Re: Registration Statement on Form S-8 of an aggregate of 500,000 shares of Common Stock, par value $5.00 per share, of Commercial Metals Company

Gentlemen:

I am the Vice President, Secretary and General Counsel of Commercial Metals Company, a Delaware corporation (the "COMPANY"). In connection with the preparation of the Registration Statement on Form S-8 (the "REGISTRATION STATEMENT"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of an aggregate of 500,000 shares of common stock, par value $5.00 per share (the "COMMON STOCK"), of the Company that may be issued pursuant to, and in accordance with, the Commercial Metals Company General Employees Stock Purchase Plan (the "PLAN"), I am providing this Legal Opinion to the Securities and Exchange Commission.

In connection therewith, I have examined (i) the Company's Certificate of Incorporation, as amended (the "CERTIFICATE OF INCORPORATION"), and the Bylaws (the "BYLAWS") of the Company, as amended, (ii) minutes, records and resolutions of the corporate proceedings of the Company with respect to the adoption and amendment of the Plan, and (iii) such other documents as I have deemed necessary for the expression of the opinion contained herein.

In making the foregoing examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals, and the conformity to original documents of all documents submitted to me as certified or photostatic copies. As to questions of fact material to this opinion, where such facts have not been independently established, and as to the content and form of the Certificate of Incorporation, Bylaws, minutes, records, resolutions and other documents or writings of the Company, I have relied, to the extent I deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to me by the Company, without independent check or verification of their accuracy.


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Commercial Metals Company
June 18, 2002
Page Two


Based upon the foregoing, and having due regard for such legal considerations as I deem relevant, I am of the opinion that the 500,000 shares of Common Stock covered by the Registration Statement, which may be issued from time to time in accordance with the terms of the Plan, have been duly authorized for issuance by the Company, and, when so issued in accordance with the terms and conditions of the Plan and any related stock option agreement or other applicable agreements, will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the federal laws of the United States of America, and, to the extent relevant to the opinions expressed herein, the General Corporation Law of the State of Delaware (the "DGCL") and applicable provisions of the Delaware Constitution, in each case as currently in effect, and judicial decisions reported as of the date hereof and interpreting the DGCL and such provisions of the Delaware Constitution.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the Registration Statement.

Very truly yours,

/s/ DAVID M. SUDBURY

David M. Sudbury,
Vice President, Secretary and General Counsel